Exhibit 5.1

June 24, 2021

Sezzle Inc.

251 N 1st Ave, Suite 200

Minneapolis, MN 55401

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as General Counsel of Sezzle Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 52,279,139 shares of common stock, $0.00001 par value per share, to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s Employee Stock Option Plan, 2019 Equity Incentive Plan, as amended, and 2021 Equity Incentive Plan (collectively, the “Plans”). Upon examination of such corporate documents and records as I have deemed necessary or advisable for the purposes hereof, it is my opinion that the Shares, when issued and paid for as contemplated by the Plans, and when delivered against payment thereof in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Candice Ciresi

Candice Ciresi
General Counsel and Chief Legal Officer

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Suite 200, Minneapolis, MN 55401